EXHIBIT 10.1.6
                    Cruise Marketing Agreement

     This Agreement (the "Agreement") is entered into this 1st day of May, 1996 by and between International Tours, Inc. ("IT"), an Oklahoma corporation, and I.T. Cruise, Inc. ("IT Cruise"), an
Oklahoma corporation.

     WHEREAS, IT represents a travel network (the "IT Network") pursuant to which travel agency locations, including satellite ticket printers, are and in the future may be, affiliated with IT pursuant to either franchise agreements, associate agreements, service agreements or under business alliance agreements IT has with other travel companies; and

     WHEREAS, a majority of these locations have designated IT as their primary cruise affiliation giving IT the right to negotiate sales and other agreements on their behalf with the various cruise lines and to establish and implement cruise marketing programs for the IT Network; and

     WHEREAS, to better serve these agencies and take advantage of the expanded business opportunities in the cruise segment of the travel industry it is in the best interests of IT to revise its cruise marketing program; and

     WHEREAS, IT Cruise was formed for the purpose of marketing and promoting cruise travel which includes negotiating sales and override agreements with cruise lines, designing and coordinating cruise sales marketing programs, arranging for and/or presenting training seminars and educational programs and coordinating various types of cruise conferences; and

     WHEREAS, IT desires to designate IT Cruise as its exclusive cruise marketing representative and to contract with IT Cruise whereby IT Cruise will design, establish and implement a cruise marketing program for the IT Network.

     NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein, agree as follows:

1. IT hereby designates IT Cruise as the exclusive cruise marketing representative for the IT Network and grants to IT Cruise the exclusive right to establish and implement a cruise marketing program for the IT Network for the purpose of promoting the sale of cruise travel. In connection therewith, IT Cruise agrees that it will perform, or cause to be performed, the following:

     (a) Negotiating of sales and override agreements with mutually agreed upon cruise lines that provide up-front overrides for participating IT Network locations and marketing support for such agencies and/or for the IT Network as a whole;

     (b) Developing cruise sales marketing programs and promotions for the IT Network, including the design of promotional pieces and other collateral, bonus commissions, agent incentives and client incentives;

     (c) Arranging for training programs for owners, managers and sales agents at reasonable rates, including Seminars at Sea, Ship Inspections, regional workshops and other types of training and educational programs and seminars as may be mutually agreed to by IT and IT Cruise;

     (d) Providing regular communications regarding the cruise industry, special promotions and similar cruise-related information to IT for distribution to the IT Network;

     (e) Providing qualified personnel to serve as consultants for on-site agency visits at a reasonable cost to the IT Network;

     (f) Consulting with IT regarding the cruise marketing program on a regular basis in order to assure the maximum results for the IT Network;

     (g) Arranging for participation in IT Network national meetings by all cruise lines with which IT Cruise has entered into contracts on behalf of the IT Network; and

     (h) Maintain good relations and regular contact with the participating cruise lines, including the coordination of prompt updates regarding cruise line records of additions, deletions and changes to the IT Network listings.

2. The parties hereby agree that the grant set forth in Paragraph 1 hereof conveys to IT Cruise all rights of IT, and IT hereby designates and appoints IT Cruise as its agent, to negotiate and enter into sales and override agreements with any cruise lines regarding the IT Networks, including the right to any back-end override or bonus commissions on sales by the IT Network that are normally or historically retained by IT. In connection therewith, IT hereby agrees to assign to IT Cruise, subject to receiving any necessary cruise line consents, all cruise line agreements to which IT is currently a party. A schedule of such agreements is attached hereto as Exhibit A.

3. The term of this Contract shall be for a term commencing upon the date first written above and ending on December 31, 2015. Upon such date, however, this Agreement shall be extended for an additional 5 year term unless either party notifies the other party no more than 180 days and no less than 90 days prior to such date in writing of its intent to not extend the Agreement.

4. IT Cruise agrees that the terms of all cruise line contracts that it enters into on behalf of the IT Network shall be subject to the reasonable approval of IT. In addition, all promotions, marketing campaigns, promotional collateral and other such items shall be subject to the approval of IT. IT agrees that, with regard to the IT Network, it will not enter into any supplier agreement with any cruise line and will not enter into any cruise marketing agreement with any other party during the term hereof, without the written consent of IT Cruise, which may be withheld by IT Cruise in its sole discretion. In addition, IT agrees that it will not implement its own cruise marketing program with regard to the IT Network and will not in any manner compete with IT Cruise during the term hereof.

5. The parties agrees that IT Cruise is currently the owner of the rights to the name "CruiseAhoy" and its associated logos. IT Cruise agrees that it will assign to IT all rights IT Cruise may have to such name and associated logos upon execution of this Agreement. IT, however, agrees to grant to IT Cruise a license for the right to the use of such name and logos solely for the use by IT Cruise in the cruise marketing program contemplated hereunder during the term hereof.

6. All information to be supplied hereunder to the other party shall be held in strict confidence by such party and shall not be disclosed to any third party without the consent of the other party.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                   International Tours, Inc.


                                   By:    /S/ Ron Blaylock
                                        Ron Blaylock, President



                                   I.T. Cruise, Inc.


                                   By:     /s/ Bill Morris
                                        Bill Morris, Vice
                                        President